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                                  SCHEDULE 14A
                                ( RULE 14a-101 )

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              theglobe.com, inc.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4)Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

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

                             [LOGO OF THEGLOBE.COM]
                               theglobe.com, inc.
                            120 Broadway, 22nd floor
                            New York, New York 10271

                                                                     May 8, 2001

Dear Stockholder:

      We invite you to attend our Annual Meeting of Stockholders on Tuesday, June 5, 2001, 8:30 a.m., at the New York Hotel Pennsylvania, 401 7th Avenue, New York, New York 10001.

      This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and procedures for the meeting. In addition to specific agenda items, we will discuss generally the operations of theglobe. We welcome your comments, and hope you will join us.

      Whether or not you plan to attend in person, it is important that your shares be represented at the Annual Meeting of Stockholders. The Board of Directors recommends that stockholders vote FOR each of the matters described in the proxy statement to be presented at the Annual Meeting of Stockholders.

      PLEASE DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

      Thank you.

                                                 Sincerely,





                                                 Charles M. Peck
                                                 Chief Executive Officer

                             [LOGO OF THEGLOBE.COM]
                               theglobe.com, inc.
                            120 Broadway, 22nd floor
                            New York, New York 10271

                       ----------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held June 5, 2001

     theglobe.com, inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Tuesday, June 5, 2001 at 8:30 a.m., at the New York Hotel Pennsylvania, 401 7th Avenue, New York, New York 10001, for the following purposes:

          1.   To elect the Board of Directors for the coming year;

          2. To amend the Company's Certificate of Incorporation to decrease the number of required directors; and

          3. To transact any other business that may properly come before the Annual Meeting of Stockholders.

     If you own shares of theglobe.com as of the close of business on April 26, 2001, you can vote those shares by proxy or at the Annual Meeting of Stockholders.

New York, New York
May 8, 2001

                                            By Order of the Board of Directors





                                            Stephanie Hauge
                                            Vice President, Chief Financial
                                            Officer, Treasurer & Assistant
                                            Secretary

                      ------------------------------------

IMPORTANT: Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope in order to ensure representation of your shares. No postage is necessary if you mail it in the United States.

                               TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
Voting Rights and Solicitation of Proxies .......................................................    1

I.       Election of Directors ..................................................................    3
         Nominees for Directors .................................................................    3
         Board Meetings and Committees of the Board .............................................    5
         Director Compensation ..................................................................    5
         Indemnification ........................................................................    5
         Other Executive Officers ...............................................................    6

II.      Amendment of the Company's Certificate of Incorporation ................................    7
                                                                                                     8
Security Ownership of Certain Beneficial Owners and Management ..................................    9
Executive Compensation ..........................................................................    9
         Summary Compensation Table .............................................................   11
         Aggregated Option Exercises in the Last Fiscal Year and 2000 Year End Option
         Values .................................................................................   12
         Option Grants in 2000 ..................................................................   13
         Employment Agreements ..................................................................   13
         Compensation Committee Interlocks and Insider Participation ............................   16
         Certain Relationships and Related Transactions .........................................   16
         Compliance with Section 16(a) of the Exchange Act ......................................   17

Report of the Compensation Committee of the Board of Directors ..................................   18
         Compliance with Internal Revenue Code Section 162(m) ...................................   18
Report of the Audit Committee of the Board of Directors .........................................   19

Performance Graph ...............................................................................   20
Stockholder Proposals for the 2001 Annual Meeting ...............................................   21
Other Business ..................................................................................   21

                               theglobe.com, inc.

                                PROXY STATEMENT
                IN CONNECTION WITH ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 5, 2001.

     The Board of Directors of theglobe.com, inc. ("theglobe", "we" or "us") is soliciting proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, June 5, 2001 and at any adjournment or postponement.

     This proxy statement and the accompanying proxy are first being sent to stockholders entitled to vote at the Annual Meeting on or about May 8, 2001. theglobe's principal executive offices are located at 120 Broadway, 22nd floor, New York, New York 10271, telephone number (212) 894-3600.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting. Each proposal is described in more detail in this proxy statement.

Record Date and Shares Outstanding

     Stockholders of record at the close of business on April 26, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 30,356,780 shares of common stock were issued and outstanding. The closing price of our common stock on the OTC Bulletin Board on the Record Date was $[ ] per share.

Revocability and Voting of Proxies

     Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

     . by writing a letter delivered to Stephanie Hauge, Assistant Secretary of theglobe, stating that the proxy is revoked;

     .    by submitting another proxy with a later date; or

     .    by attending the Annual Meeting and voting in person.

     Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares. Shares of common stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies, unless the proxies have been revoked.

     Unless we receive specific instructions to the contrary, properly executed proxies will be voted: (i) FOR the election of each of theglobe's nominees as a director; (ii) FOR the amendment of theglobe's Certificate of Incorporation;
and (iii) with respect to any other matters that may come before the Annual Meeting, at the discretion of the proxy holders. theglobe does not presently anticipate any other business will be presented for vote at the Annual Meeting.

List of Stockholders

     A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting during regular business hours at our offices at 120 Broadway, 22nd floor, New York, New York, by contacting Stephanie Hauge, Assistant Secretary of the globe.

Voting at the Annual Meeting

     Each share of common stock outstanding on the Record Date will be entitled to one (1) vote on each matter submitted to a vote of the stockholders, including the election of directors. Cumulative voting by stockholders is not permitted.

     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     A plurality of the votes cast is required for the election of Directors. Abstentions and broker "non-votes" are not counted for purpose of the election of Directors.

Solicitation

     We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional compensation for the solicitation.

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                                       2

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                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

Nominees for Directors

     The Board of Directors proposes the following seven nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting, or until their successors are elected and qualified.

Nominee                  Age      Position held with theglobe     Director Since
-------                  ---      ---------------------------     --------------

Michael S. Egan           61      Chairman                        1997
Todd V. Krizelman         27      Director, Secretary             1995
Stephan J. Paternot       27      Director                        1995
Edward A. Cespedes        35      Director                        1997
Rosalie V. Arthur         42      Director                        1997
Henry C. Duques           58      Director                        1998
Robert M. Halperin        72      Director                        1995


MICHAEL S. EGAN. Michael Egan has served as theglobe.com's Chairman since 1997. He is also Chairman and CEO of ANC Rental Corporation (Nasdaq: ANCX), which owns and operates car rental businesses under the Alamo and National brand names. As well, Mr. Egan is Chairman of Certified Vacations, a privately held company specializing in designing, marketing and delivering vacation packages. Mr. Egan is a member of the Board of Directors of Boca Resorts, Inc. (NYSE: RST) (formerly Florida Panthers Holdings, Inc.) and a member of the Board of Directors of the Horatio Alger Association. Mr. Egan has spent over 20 years in the rent-a-car business. He began with Alamo in 1973, became an owner in 1979, and became Chairman and majority owner from January 1986 until November 1996 when he sold the company to AutoNation. In 2000, AutoNation spun off the rental division and Mr. Egan was named Chairman. Prior to acquiring Alamo, he held various administration positions at Yale University and taught at the University of Massachusetts at Amherst. Mr. Egan is a graduate of Cornell University where he received his Bachelor's degree in Hotel Administration.

TODD V. KRIZELMAN. Todd Krizelman co-founded theglobe.com in fall 1994. From 1994-2000, Mr. Krizelman served as the Co-Chief Executive Officer of the Company. He completed 6 rounds of both private and public financing for theglobe.com totaling nearly $200 million and led the Company through its initial and secondary public offerings. Today he remains actively involved in the Company, serving as Vice Chairman of the Board of Directors. Mr. Krizelman also serves as a director and advisor to several independent private companies. Mr. Krizelman holds a Bachelor's degree from Cornell University.

STEPHAN J. PATERNOT. Stephan Paternot co-founded theglobe.com in fall 1994 and is currently the Company's Vice Chairman. From 1994-2000, he served as the co-Chief Executive Officer of the Company. Mr. Paternot completed 6 rounds of both private and public financing for theglobe.com totaling nearly $200 million and led the company through its initial and secondary public offerings. Mr. Paternot holds a Bachelor's degree in Computer Science and Business from Cornell University.

EDWARD A. CESPEDES. Edward Cespedes has served as a director of theglobe.com since 1997. He currently serves as the President and member of the Board of Directors of drkoop.com (Nasdaq: KOOP). Additionally, since May 2000, Mr. Cespedes has served as Vice Chairman and Managing Director of Prime Ventures, L.L.C., and as a member of Prime Ventures' Management Committee. From 1996 to 2000, Mr. Cespedes was a Managing Director of Dancing Bear Investments. Concurrent with his position at Dancing Bear Investments, from 1998 to 2000, Mr. Cespedes also served as Vice President for corporate

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                                       3
development for theglobe.com where he had primary responsibility for all mergers, acquisitions, and capital markets activities. In 1996, prior to joining Dancing Bear Investments, Mr. Cespedes was the director of corporate finance for Alamo Rent-A-Car. From 1988 to 1996, Mr. Cespedes worked in the Investment Banking Division of J.P. Morgan and Company, where he most recently focused on mergers and acquisitions. In addition to his positions with Prime, Mr. Cespedes currently serves as a member of the Board of Directors of Utopiad, Inc., and other Prime Ventures portfolio companies. Mr. Cespedes is also the Chairman and founder of the Columbia University Hamilton Associates. Mr. Cespedes received a Bachelor's degree in International Relations from Columbia University.

ROSALIE V. ARTHUR. Rosalie Arthur has served as a director of theglobe.com since August of 1997. Ms. Arthur is a Senior Managing Director and Vice President of Mergers and Acquisitions of Dancing Bear Investments. She currently serves on the Board of Directors of Dancing Bear Investments and several of its affiliated companies. She also served on the Board of Directors of Alamo Rent-A-Car and affiliated entities and Nantucket Nectars. Prior to joining Dancing Bear Investments, she served as Chief of Staff and Financial Counselor to the Chairman of Alamo from 1986 to 1996, when the Company was sold. Ms. Arthur was the Manager of Financial Reporting at Sensormatic Electronics Corporation from 1984 to 1986 and worked in the audit department of KPMG Peat Marwick from 1980 to 1984. Ms. Arthur received her Bachelor of Science in Accounting from the University of South Florida. She is a Certified Public Accountant.

HENRY C. DUQUES. Ric Duques has served as a director of theglobe.com since 1998. Mr. Duques is Chairman and Chief Executive Officer of First Data Corporation, a global leader in electronic commerce and payment services, and also serves as chairman of the Board of Directors of eONE Global, a company formed in October 2000 by First Data and iFormation Group. eONE Global LP identifies, develops, and operates Internet and wireless payment technologies spanning the business-to-business, business-to-consumer, business-to-government, and person-to-person markets. Mr. Duques joined American Express in 1987 as President and Chief Executive Officer of the Data Based Services Group, then a unit of American Express Travel Related Services, Inc. He was also a member of the American Express Planning & Policy Committee from 1987 to 1993. In 1989, American Express Information Services Corporation (ISC) was formed from the Data Based Services Group and Mr. Duques became ISC's first president. In 1992, ISC was renamed First Data Corporation in anticipation of an initial public offering that was subsequently completed in 1992. Prior to joining American Express, Mr. Duques had been Group President - financial services and a member of the Board of Directors of Automatic Data Processing Inc. (ADP) since 1984. From 1973, he held a series of increasingly senior management positions within ADP. Mr. Duques holds a Bachelor of Business Administration in accounting and an MBA in accounting and finance, both received from The George Washington University in Washington D.C. Mr. Duques is a member of the Unisys Corporation Board of Directors and the CheckFree Corporation Board of Directors. He also serves on the Board of Trustees for The George Washington University. He previously served on the Global Board of Directors of MasterCard International.

ROBERT M. HALPERIN. Robert Halperin has served as a director of theglobe.com since 1995. Mr. Halperin is also a past Vice Chairman of the Board of Directors of Raychem Corporation. He joined Raychem a few months after it was founded in 1957 and retired from his position as President and Chief Operating Officer in 1990. Since 1990 he has been an independent investor and an adviser to Greylock Management, a venture capital firm. He is Chairman of the Board of Avid Technology, Inc., and a member of the Board of Directors of Vitria Technology, Inc. In addition, he serves on the boards of several private companies. He is a member of the Board of Directors of the Associates of The Harvard Business School and the Harvard Business School Publishing Company. He is a Life Trustee of The University of Chicago and on the Board of Directors of ARCH Development Corp. He has been a member of the Stanford University Hospital Board of Directors since 1986 and is currently Vice Chairman of the Board of Directors of Stanford Hospital and Clinics. In 1949, Mr. Halperin received a Bachelor of Philosophy degree from The University of Chicago and a Bachelor of Mechanical Engineering degree from Cornell University. He also received a Master of Business Administration degree from Harvard in 1952.

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                                       4

Board Meetings and Committees of the Board

     The Board of Directors met eight times in 2000. No incumbent director attended less than 75% of the total number of all meetings of the Board and any committees of the Board on which he or she served, if any, during 2000.

     The functions and responsibilities of the standing committees of the Board of Directors are described below.

     Audit Committee. The Audit Committee, which was formed in July 1998, reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our auditors and our accounting practices and internal controls. The current members of the Audit Committee are Mr. Halperin and Ms. Arthur, both of whom are non-employee directors. The Audit Committee held four meetings in 2000.

     Compensation Committee. The Compensation Committee, which met three times in 2000, establishes salaries, incentives and other forms of compensation for officers and other employees of theglobe. A subcommittee of the Compensation Committee consisting of Messrs. Halperin and Duques has been delegated authority to approve option grants under all of our outstanding stock based incentive plans. The current members of the Compensation Committee are Messrs. Halperin and Duques and Ms. Arthur.

     Nominating Committee. The Nominating Committee, which was formed in July 1998, makes recommendations to the Board for director nominees. The current members of the Nominating Committee are Messrs. Egan, Krizelman and Paternot. The Nominating Committee meet one time in fiscal year 2000 and agreed upon the appointment of Richard Sarnoff.

Director Compensation

     Directors who are also our employees receive no compensation for serving on our Board or committees. We reimburse non-employee directors for all travel and other expenses incurred in connection with attending Board and committee meetings. Non-employee directors are also eligible to receive automatic stock option grants under our 1998 Stock Option Plan, as amended and restated.

     Each director who becomes an eligible non-employee director for the first time receives an initial grant of options to acquire 25,000 shares of our common stock. In addition, each eligible non-employee director will receive an annual grant of options to acquire 7,500 shares of our common stock on the first business day following each annual meeting of stockholders that occurs while the 1998 Stock Option Plan or 2000 Stock Option Plan is in effect. These stock options will be granted with per share exercise prices equal to the fair market value of our common stock as of the date of grant.

Indemnification

     The Delaware General Corporation Law provides that a corporation may indemnify its directors and officers for certain liabilities. We indemnify our directors and officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is required under our By-Laws, and we have also signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

     At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of theglobe in which indemnification would be required or permitted, and we are not aware of any threatened litigation or proceeding which may result in a claim for indemnification by us.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE SEVEN NOMINEES AS DIRECTORS OF THEGLOBE

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                                       5

     We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed above. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not presently anticipate that any nominee will be unable to serve.

Other Executive Officers

     The names of, and certain information regarding, our executive officers who are not directors, are set forth below. The executive officers serve at the pleasure of the Board and the Chief Executive Officer.

CHARLES M. PECK. Mr. Peck was appointed Chief Executive Officer of theglobe.com in August 2000. He has had a long career in senior executive positions, with companies in transition, including start-ups, turnarounds, integration efforts and explosive growth companies. Prior to joining theglobe.com, from 1995 - 2000 Peck was Senior Vice President of the American Institute of Certified Public Accountants (AICPA), with P&L chief operating responsibilities for over $150 million in revenue and over 250 of its 650 employees. He brought the AICPA's training unit to profitability, achieving improved operating margins, spearheading strategic acquisitions and product-line sales, and initiating wide-reaching process improvement and planning programs, while forming over 40 strategic distribution alliances. From 1991-1995, Peck headed up marketing and sales for two major business units of Simon & Schuster, a division of Viacom, and was responsible for integrating companies into a single-source provider of Prentice Hall Legal & Financial Services until its spin-off. He then took on a turnaround at a training unit of Simon & Schuster. From 1987 - 1990 Peck served as Vice President of Sales at Telerate Systems Inc., a Dow Jones & Co. online financial information provider, achieving year-over-year revenue growth of over 40%. He was a Senior Vice President of Marketing & Sales for Standard & Poors from 1985 - 1987, and was Vice President of Market Development and Planning for the New York Stock Exchange's New York Futures Exchange from 1982 - 1985. Early in his career, Peck was a founding officer of New York Air, and held senior-level marketing, sales and training positions for Blue Chip Marketers, the Pepsi-Cola Co., Xerox and Levi-Strauss, and served as a consultant with Booz Allen and Hamilton. Peck serves on the Advisory Board of the Make-a-Wish Foundation of Metro New York, Inc. and has served on numerous other boards. He holds a Bachelor's Degree in Economics and MBA in Finance from the State University of New York at Albany, and has served in the U.S. Marine Corps.

     DEAN S. DANIELS. Mr. Daniels joined theglobe.com as Chief Operating Officer in 1998. Prior to joining theglobe.com, he served as Vice President and General Manager of CBS New Media, responsible for all CBS Television Network activity on the Internet--including CBS's pioneering Eye on the Web, the first network website to go online and the development of CBS.com. Prior to that, Daniels was the Director of Interactive Services at CBS News. From 1994 to 1996, Daniels served as Director of Affiliate News Services at CBS NEWSPATH, and from 1992 to 1994, he was Director of News of WCBS-TV, a CBS-owned television station in New York. Earlier in his career, Daniels held various positions at WCBS-TV, including executive producer, and was the recipient of four Emmy Awards.

     STEPHANIE HAUGE. Ms. Hauge joined theglobe.com in January 2001 as its Chief Financial Officer. Prior to joining theglobe.com, Ms. Hauge spent the past 20 years in various senior financial positions at AT&T, most recently serving as Financial Vice President, AT&T Corporate and Shared Services Functions, Accounting and Finance, from 1995 to 2000. In this role, she directed financial controllership and decision support for several key divisions of the company, including AT&T Global Real Estate Division and Supplier Management Division, human resources, strategy, executive, public relations and finance. She also led key financial operations functions such as payroll operations and treasury services. Hauge was also instrumental in the post-merger integration of several of TCI and AT&T's financial and operational functions and, during her tenure with AT&T she spearheaded various significant cost-cutting initiatives including her involvement in a financial re-engineering initiative that ultimately resulted in a $300 million cost reduction over a three year period. Prior to her tenure at AT&T, Hauge was Assistant Controller for a division of National Medical Care (now Fresenius Medical Care). Prior to that, she spent

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                                       6
six years at Warner Lambert Company (now Pfizer), her last position as Financial Reporting Supervisor and Controller of General Ledger in the company's Health Care Group. Hauge earned a bachelor of science degree in accounting, magna cum laude, and an MBA in finance from Seton Hall University. She is a member of Beta Gamma Signa, the FWA of NY, the Morris Essex Chapter of IMA, and serves on the Board of Trustees for Caldwell College, Caldwell, NJ and chairs their finance committee.

     VANCE HUNTLEY. Mr. Huntley joined theglobe.com in 1995 as Director of Technology and was promoted in 2000 to Vice President and Chief Technology Officer, responsible for the Company's product development and distribution initiatives, in addition to managing its hosting operation and other technology infrastructure. During his tenure at theglobe.com, Huntley has presided over the Company's hosting operations and has contributed to software development efforts. In 1997, he successfully restructured the Company's software development unit positioning it for future growth, while also focusing on building the Company's technology operations group. Huntley led the development of systems and network infrastructure to handle the Company's rapid growth in web traffic. He also led migration of acquired properties including WebJump and the Attitude Network. Most recently, Huntley consolidated the Company's product development and technology operations groups. From 1991 to 1994, Huntley held software development positions with Delta-Epsilon Software and the Cornell Institute of Social Economic Research. In 1994, he developed a Transmission Electron Microscopy simulation for the Cornell Materials Science Center while participating in the Applied & Engineering Physics program at Cornell University. In 1993, Huntley also served as a chip fabrication analyst National Semiconductor, and in 1990 he wrote simulation software at the Lawrence Livermore National Laboratory Supercomputing Center.

     DAVID STONEHILL. Mr. Stonehill joined theglobe.com in January 2000 as Director of Business Affairs and has served as our Vice President, Legal &Business Affairs since December 2000. Prior to joining theglobe.com, Mr. Stonehill gained experience in a broad range of corporate transactions including mergers and acquisitions, venture capital, credit facilities, and securities, while serving as a Corporate Associate at Richards & O'Neil, LLP, from 1996 through 1999. His responsibilities included general corporate law issues and drafting and negotiating agreements. While working toward his Juris Doctor degree, in 1994 Stonehill served as Law Clerk for the Honorable Helen E. Freedman in the Supreme Court of the State of New York. In 1996, Stonehill earned a Juris Doctor degree from the University of Virginia School of Law, where he also served as a board member of the Virginia Environmental Law Journal. He earned a Bachelor of Arts degree, with magna cum laude distinction, from Brown University in 1991.

--------------------------------------------------------------------------------
                                 PROPOSAL NO. 2
      AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO DECREASE
                        THE NUMBER OF REQUIRED DIRECTORS
--------------------------------------------------------------------------------

     Section 1 of Article V of the Company's Fourth Amended and Restated Certificate of Incorporation (the "Charter") currently provides that the authorized number of directors of the Company shall be nine. The Board of Directors has adopted a resolution proposing that the Charter be amended to decrease the authorized number of required directors to be not less than five nor more than nine, subject to stockholder approval of the amendment. In accordance with the proposed amendment, there are eight nominees for election to our Board at this year's annual meeting. At the annual meeting, stockholders will be asked to consider and vote on this proposed charter amendment.

     The Board of Directors believes that this proposed amendment to the Charter will provide the Board of Directors more flexibility in searching for well-qualified candidates without having to fill an empty seat immediately in order to be in compliance with the Charter. It further provides the Company with greater flexibility to manage the size of the Board and to meet the evolving needs of the Company in the context of ongoing industry and market changes. Accordingly, it is proposed that Section 1 of Article V of the Charter of the Company be amended in its entirety to read as follows:

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                                       7

     1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board. The number of directors which shall constitute the whole Board shall be not less than five (5) nor more than nine (9).

     The affirmative vote of the holders of a majority of all the outstanding shares of Common Stock of the Company is required to approve the amendment to the Charter.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE CHARTER.

     We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the amendment to the Charter.

--------------------------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our common stock as of April 18, 2001 by (i) each person who owns beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each of the officers named in the table under the heading "Executive Compensation--Summary Compensation Table," and (iv) all directors and executive officers as a group. A total of 30,356,780 shares of theglobe's common stock were issued and outstanding on April 18, 2001.

     The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission ("SEC") governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated below, the address of each person named in the table below is in care of theglobe.com, inc., 120 Broadway, 22nd floor, New York, New York 10271.

                                                             Shares Beneficially
                                                                   Owned
                                                             -------------------
Directors, Named Executive Officers and 5% Stockholders       Number    Percent
-------------------------------------------------------      --------  ---------
Dancing Bear Investments, Inc.(1) ...................       9,469,606      27.6%
Michael S. Egan(2) ..................................       9,844,606      28.4%
Todd V. Krizelman(3) ................................       1,715,363       5.5%
Stephan J. Paternot(4) ..............................       1,650,501       5.3%
Dean S. Daniels(5) ..................................         182,996          *
Edward A. Cespedes(6) ...............................         112,063          *
Francis T. Joyce(7) .................................         142,956          *
Rosalie V. Arthur(8) ................................          88,127          *
Henry C. Duques(9) ..................................          39,375          *
Robert M. Halperin(10) ..............................         245,238          *
H. Wayne Huizenga(11) ...............................          43,125          *
Yale and Christina Brozen(12) .......................       1,070,125       3.5%
Charles M. Peck(13) .................................         343,929       1.1%
Vance Huntley(14) ...................................          61,450          *
David Stonehill(15) .................................           8,436          *
Stephanie Hauge(16) .................................          14,063          *
All directors and executive officers as a group
 (14 people)(17) ....................................      14,083,857      38.4%

----------------------
*    Represents less than one percent (1%)
(1) Includes: (1) 3,546,018 shares of our common stock issuable upon exercise of warrants at approximately $1.45 per share and (2) 400,000 shares of our common stock issuable upon exercise of warrants held by persons other than Dancing Bear Investments but as to which Dancing Bear Investments has voting power upon exercise under a stockholders' agreement. Dancing Bear Investments' mailing address is 333 East Las Olas Blvd., Ft. Lauderdale, FL 33301.
(2) Includes the following shares that Mr. Egan is deemed to beneficially own as the controlling investor of Dancing Bear Investments: (1) 3,546,018 shares of our common stock issuable upon exercise of warrants at approximately $1.45 per share, and (2) 400,000 shares of our common stock issuable

--------------------------------------------------------------------------------
     upon exercise of warrants held by persons other than Mr. Egan but as to which Mr. Egan has voting power upon exercise under a stockholders' agreement. Also includes (1) 317,500 shares of our common stock issuable upon exercise of options that are currently exercisable, (2) 56,000 shares of our common stock held by certain trusts for the benefit of Mr. Egan's children, as to which he disclaims beneficial ownership, and (3) 14,000 shares of our common stock held by Mr. Egan's wife, as to which he disclaims beneficial ownership. Excludes 12,500 shares of our common stock issuable upon exercise of options that will not be exercisable within 60 days of April 18, 2001.
(3) Includes (1) 680,451 shares of our common stock issuable upon exercise of options that are currently exercisable and (2) 200,000 shares of our common stock issuable upon exercise of warrants that are currently exercisable.
(4) Includes (1) 680,451 shares of our common stock issuable upon exercise of options that are currently exercisable and (2) 200,000 shares of our common stock issuable upon exercise of warrants that are currently exercisable.
(5) Includes 192,842 shares of common stock issuable upon exercise of options that are currently exercisable. Excludes 224,658 shares of our common stock issuable upon exercise of options that will not be exercisable within 60 days of April 18, 2001.
(6) Includes 113,155 shares of our common stock issuable upon exercise of options that are currently exercisable. Excludes 36,845 shares of our common stock issuable upon exercise of options that will not be exercisable within 60 days of April 18, 2001.
(7) Includes 138,737 shares of common stock issuable upon exercise of options that are currently exercisable.
(8) Includes 80,000 shares of our common stock issuable upon exercise of options that are currently exercisable. Excludes (1) 20,000 shares of our common stock issuable upon exercise of options that will not be exercisable within 60 days of April 18, 2001 and (2) shares held by Dancing Bear Investments, Inc. for which Ms. Arthur serves as an officer and director, and as to which Ms. Arthur disclaims beneficial ownership.
(9) Includes 41,250 shares of our common stock issuable upon exercise of options that are currently exercisable. Excludes 16,250 shares of our common stock issuable upon exercise of options that will not be exercisable within 60 days of April 18, 2001.
(10) Includes 111,458 shares of our common stock issuable upon exercise of options that are currently exercisable. Excludes 25,626 shares of our common stock issuable upon exercise of options that will not be exercisable within 60 days of April 18, 2001. Excludes 180,360 shares of our common stock owned by Mr. Halperin's children for which he has a power of attorney but as to which he disclaims beneficial ownership.
(11) Includes 45,000 shares of our common stock issuable upon exercise of options that are currently exercisable or will be excercisable within 60 days of April 18, 2001. Excludes 20,000 shares of our common stock issuable upon exercise of options that are not exercisable within 60 days of April 18, 2001.
(12) Shares were acquired pursuant to theglobe's acquisition of Chips and Bits, Inc. and Strategy Plus, Inc. on February 24, 2000. Yale and Christina Brozen's mailing address is P.O. Box 171, Rochester, Vermont 05767.
(13) Includes 343,929 shares of common stock issuable upon exercise of options that are currently exercisable. Excludes 906,071 shares of our common stock issuable upon exercise of options that will not be exercisable within 60 days of April 18, 2001.
(14) Includes 61,450 shares of common stock issuable upon exercise of options that are currently exercisable. Excludes 67,635 shares of our common stock issuable upon exercise of options that will not be exercisable within 60 days of April 18, 2001.
(15) Includes 8,436 shares of common stock issuable upon exercise of options that are currently exercisable. Excludes 56,244 shares of our common stock issuable upon exercise of options that will not be exercisable within 60 days of April 18, 2001.
(16) Includes 14,063 shares of common stock issuable upon exercise of options that are currently exercisable. Excludes 60,937 shares of our common stock issuable upon exercise of options that will not be exercisable within 60 days of April 18, 2001.
(17) See footnotes 2 through 11 and 13 through 16 above.

--------------------------------------------------------------------------------

                            EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid by us to our Chairman, Co-Vice Chairmen, Chief Executive Officer and our four other most highly compensated executive officers during the last three fiscal years (collectively, the "Named Executive Officers"):

                                           Summary Compensation Table
                                                                                  Long-Term
                                                                               Compensation (1)
                                                                              ------------------
                                               Annual Compensation                 Number of
                                      ---------------------------------------      Securities
Name and                                                                           Underlying            All Other
Principal Position                       Year       Salary ($)     Bonus ($)       Options (#)        Compensation ($)
------------------                       ----       ----------     ---------       -----------        ----------------
Michael S. Egan, ..............          2000                --            --           10,000                    --
Chairman (2)
                                         1999                --            --           10,000                    --
                                         1998                --            --          320,000                    --

Todd V. Krizelman, ............          2000      $    145,245            --           20,000                    --
Vice Chairman (3)
                                         1999      $    152,458            --           20,000                    --
                                         1998      $    140,554            --          300,500                    --
                                                                                       200,000 (4)

Stephan J. Paternot, ..........          2000      $    145,245            --           20,000                    --
Vice Chairman (3)
                                         1999      $    152,458            --           20,000                    --
                                         1998      $    140,554            --          300,500                    --
                                                                                       200,000 (4)

Charles M. Peck, ..............          2000      $    130,000            --        1,250,000                    --
Chief Executive Officer (5)

Dean S. Daniels, ..............          2000      $    250,000   $    50,000          162,500                    --
President and Chief Operating
Officer (6)
                                         1999      $    250,000   $    50,000           62,500
                                         1998      $     80,731   $    16,667          225,000                    --

Francis T. Joyce, .............          2000      $    200,000   $    50,000           27,187                    --
Chief Financial Officer (7)
                                         1999      $    200,000   $    50,000           45,500
                                         1998      $     80,769   $    20,833          225,000                    --

Vance Huntley, ................          2000      $    163,236   $    16,081           84,085                    --
Chief Technology Officer (8)


David Stonehill, ..............          2000      $    101,959            --           70,680                    --
Vice President, Legal Affairs (9)

(1) Included in long-term compensation for 2000 are 394,452 options granted during the year at varying exercise prices to the named executive officers as well as 1,250,000 options granted to Mr.

--------------------------------------------------------------------------------

     Peck at an exercise price of $1.94 per share. Details of these grants may be found in the table of Options Grants in 2000 on page 13. Included in long-term compensation for 1999 are 10,000, 20,000, 20,000, 32,500 and
     22,500 options granted in February 2000 at an exercise price of $6.69 per share related to bonuses earned in 1999 for Messrs. Egan, Krizelman, Paternot, Daniels and Joyce, respectively. Included in long-term compensation for 1998 are 70,000, 100,000 and 100,000 options granted in January 1999 at an exercise price of $15.75 per share related to bonuses earned in 1998 for Messrs. Egan, Krizelman and Paternot, respectively.
(2) Mr. Egan became an executive officer in July 1998. We did not pay Mr. Egan a base salary in 2000, 1999, or 1998.
(3) In August 2000, Messrs. Krizelman and Paternot resigned from their positions as Co-Chief Executive Officers of the globe, effective upon the hiring of Charles M. Peck, the new Chief Executive Officer.
(4) Represents the transfer of 200,000 Series E Warrants from Dancing Bear Investments, Inc. at an exercise price of approximately $1.45 per share.
(5)  Mr. Peck became Chief Executive Officer in August, 2000.
(6) Mr. Daniels became an officer in August 1998. He was appointed President in January 2000.
(7)  Mr. Joyce became an officer in July 1998.
(8)  Mr. Huntley became an officer in October 2000.
(9)  Mr. Stonehill became an officer in December 2000.

      AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND 2000 YEAR END
                                  OPTION VALUES

The following table sets forth for each of the executives listed in the Summary Compensation table (a) the number of options exercised during 2000, (b) the total number of unexercised options for common stock (exercisable and unexercisable) held at December 31, 2000, and (c) the value of those options that were in-the-money on December 31, 2000 based on the difference between the closing price of our common stock on December 31, 2000 and the exercise price of the options on that date.

                                                         Number of Securities Underlying      Value of Unexercised In-the-
                                                       Unexercised Stock Options at Fiscal    Money Stock Options at Fiscal
                                                                  Year-End (#)                         Year-End(1)
                                                       ------------------------------------  -------------------------------
                             Shares
                           Acquired on      Value
            Name           Exercise(#)     Realized      Exercisable      Un-exercisable     Exercisable     Un-exercisable
            ----           -----------     --------      -----------      --------------     -----------     --------------
   Michael S. Egan ......       --             --           317,500              12,500              --             --
   Todd V. Krizelman.....       --             --           660,451                  --          13,500
   Stephan J. Paternot...       --             --           660,451                  --          13,500
   Charles M. Peck ......       --             --           149,643           1,100,357              --             --
   Dean S. Daniels ......       --             --           182,396             235,104              --             --
   Francis T. Joyce .....       --             --           138,737                  --              --             --
   Vance Huntley ........       --             --            57,700              71,385           6,775             --
   David Stonehill ......       --             --               936              63,744              --             --

----------------
(1) Value represents closing price of our common stock on December 31, 2000 less the exercise price of the stock option, multiplied by the number of shares exercisable or unexercisable, as applicable.

--------------------------------------------------------------------------------

                                                       OPTION GRANTS IN 2000

                                                   Percent of                               Potential Realizable Value at
                                                     Total                                   Assumed rates of Stock Price
                                                    Options     Exercise                     Appreciation for Option Term
                           Number of Securities    Granted to   or Base                                   (2)
                                Underlying         Employees     Price                       ----------------------------
            Name           Options Granted (1)      in 1999    ($/share)  Expiration Date          5%             10%
            ----           -------------------      -------    ---------  ---------------          --             ---
   Michael S. Egan......        10,000 (3)             0.33%    $ 6.69     February 2011       $    108,973   $     173,521
   Todd V. Krizelman....        20,000 (3)             0.67%    $ 6.69     February 2011       $    217,946   $     347,043
   Stephan J. Paternot..        20,000 (3)             0.67%    $ 6.69     February 2011       $    217,946   $     347,043
   Charles M. Peck......       1,250,000(4)           41.86%    $ 1.94         July 2011       $  3,817,722   $   6,079,084
   Dean S. Daniels......        30,000 (3)             1.00%    $ 6.69     February 2011       $     25,899   $      41,241
                                32,500 (5)             1.09%    $ 6.69     November 2011       $    354,162   $     563,944
   Francis T. Joyce.....        22,500 (3)             0.75%    $ 6.69     February 2011       $    245,098   $     390,277
   Vance Huntley........        30,000(5)              1.00%    $ 0.53     November 2011       $     25,899   $      41,241

   David Stonehill......        60,000(5)              2.00%    $ 0.53     November 2011       $     51,799   $      82,481

--------------------
1. In the event of a change in control of the globe, all of these options become immediately and fully exercisable.

2. These amounts represent assumed rates of appreciation in conformity with SEC disclosure rules. Actual gains, if any, on stock option exercises are dependent on future performance of our common stock.

3. These options were granted in February 2001 as bonuses in respect of services performed in fiscal year 2000. These options become vested and exercisable quarterly over 4 years.

4. These options were granted in accordance with the Chief Executive Officer Employment Agreement. 224,643 of these options have vested. 250,000 of these options will vest on the earlier to occur of (i) the ten year anniversary of the date of grant, (ii) the date when our common stock has traded at $20 or above for a continuous 30-day period, and (iii) the occurrence of a change of control of the Company. The remaining 775,357 options will vest at the rate of 59,643 on July 14, 2001, and 59,643 every three months thereafter

5. These options were granted in November 2001 as retention bonuses. These options become vested and exercisable quarterly over 4 years.

Employment Agreements

     Chief Executive Officer Employment Agreement. On July 14, 2000, we entered into an employment agreement with our Chief Executive Officer ("CEO"), Charles
M. Peck. The Employment Agreement provides for the following:

     .    employment as one of our executives;

     . an annual base salary of $325,000 with eligibility to receive annual increases as determined in the sole discretion of the Board of Directors;

     . a discretionary annual cash bonus, which will be awarded at our Board's discretion and upon the achievement of target performance objectives presented in our budget but which shall not be less than $25,000 for 2001;

     . stock options to purchase 1,250,000 shares of our common stock. The options were granted at an exercise price of $1.937 per share. 224,643 of these options have vested. 250,000 of these options will vest on the earlier to occur of (i) the ten year anniversary of the date of grant, (ii) the date when our common stock has traded at $20 or above for a continuous 30-day period, and (iii) under certain circumstances in the event of a change of control of the Company. The remaining 775,357 options will vest at the rate of 59,643 on July 14, 2001, and 59,643 every three months thereafter. In the event of a change of control of the Company, all options outstanding are required to be assumed by the surviving corporation; however, if they are not so assumed, the options will become immediately and fully exercisable immediately prior to the change in control and terminate as of the change of control; and

     . a right to participate in our stock option plans and all health, welfare, and other benefit plans provided by us to our most senior executives.

     The CEO agreement is for a term expiring on July 14, 2004. The CEO agreement provides that, in the event of termination by us without cause, the executive will be entitled to receive from us:

     .    any earned and unpaid base salary;

     . reimbursement for any reasonable and necessary monies advanced or expenses incurred in connection with the executive's employment;

     .    a pro rata portion of the annual bonus for the year of termination;
          and

     . continued salary payments and employee benefits for one year following termination or, if the CEO's employment is terminated prior to July 14, 2001, then $25,000.

     The CEO agreement contains a provision that the CEO will not compete with us or solicit our employees for a period of one year from the date of his termination of employment.

     Former Co-Chief Executive Officer Employment Agreements. On October
27, 2000, we terminated the employment agreements with our former Co-Chief Executive Officers ("CEO's"), Todd V. Krizelman and Stephan J. Paternot pursuant to the terms of the employment agreements, which included severance payments. Following such date, Mssrs. Krizelman and Paternot have been performing services for the Company as Co-Vice Chairmen not pursuant to any written contract.

     President and Chief Operating Officer Employment Agreement. We have entered into an employment agreement with Dean S. Daniels. The following are key terms of the Daniels employment agreement:

     .    employment as our Chief Operating Officer effective August 31, 1998;

     .    an annual base salary of not less than $250,000 per year;

     .    an annual cash bonus of $50,000; and

     . stock options to purchase 225,000 shares of our common stock. The options were granted at an exercise price of $4.50 per share. Of these options, 175,000 will vest with respect to one-third of the shares on each of the first three anniversaries of the date of grant, and 50,000 will vest with respect to one-seventh of the shares on each of the first seven anniversaries of the date of grant. These options were granted under the 1998 Stock Option Plan. In the event of a change of control of the Company, all options outstanding under the 1998 Stock Option Plan will become immediately and fully exercisable.

     The Daniels employment agreement is for a term expiring on August 31, 2001, with possible earlier termination as provided in the agreement. In the event of termination by us without cause, Mr. Daniels will be entitled to receive from us:

     . any earned and unpaid base salary as of the termination date and salary continuation during a one-year non-competition period following termination;

--------------------------------------------------------------------------------

     . reimbursement for any and all reasonable monies advanced or expenses incurred in connection with his employment; and

     .    his full annual bonus for the year of termination.

     In addition, termination without cause automatically triggers the vesting of all options held by Mr. Daniels.

     The Daniels employment agreement contains a provision that he will not compete with us for a period of one year following the date of his termination of employment.

     Chief Financial Officer Employment Agreement. On July 13, 1998, we entered into an employment agreement with Francis T. Joyce. The following are the key terms of the Joyce employment agreement:

     .    employment as our Chief Financial Officer;

     . an annual base salary of not less than $200,000 per year with eligibility to receive annual increases in base salary as determined by our CEO's;

     .    an annual cash bonus of at least $50,000; and

     . Mr. Joyce received a stock option grant to purchase 225,000 shares of our common stock, 175,000 of which have an exercise price per share equal to 85% of the initial public offering price. All of the unexercised options terminated on December 31, 2000 pursuant to their terms.

     The Joyce employment agreement was terminated on December 31, 2000 pursuant to its terms, which included a severance payment, when Mr. Joyce ended his employment at the Company.
--------------------------------------------------------------------------------

Compensation Committee Interlocks and Insider Participation

     Our Compensation Committee is currently comprised of Messrs. Duques and Halperin and Ms. Arthur. Before July 15, 1998, the compensation committee was comprised of Messrs. Egan, Halperin, Krizelman and Paternot. Mr. Egan, effective as of July 22, 1998, also serves as one of our executive officers in his role as Chairman.

     Either the entire Board or the Subcommittee consisting of Messrs. Halperin and Duques approves stock option grants. Neither Mr. Halperin nor Mr. Duques was, at any time during 2000, or at any other time, an officer or employee of theglobe. No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of theglobe's Board of Directors or Compensation Committee.

     Although Mr. Egan and Ms. Arthur do not receive a salary from us, in February 2000 we granted stock options to Mr. Egan and Ms. Arthur for 10,000 and 5,000 shares, respectively, as bonus payments for 1999. In January 1999, we granted stock options to Mr. Egan and Ms. Arthur for 70,000 and 30,000 shares, respectively, as bonus payments for 1998.

Certain Relationships and Related Transactions

     Arrangements with Entities Controlled by Various Directors and Officers. We entered into an electronic commerce contract with AutoNation, Inc., an entity affiliated with H. Wayne Huizenga, under which we have granted a right of first negotiation with respect to the exclusive right to engage in or conduct an automotive "clubsite" on theglobe. Additionally, AutoNation, Inc. has agreed to purchase advertising from us for a three-year period at a price which will be adjusted to match any more favorable advertising price quoted to a third party by us, excluding various short-term advertising rates. We recognized revenue of $0.3 million and $0.3 million for the years ended December 31, 2000 and 1999, respectively, in connection with the AutoNation agreement.

     We have entered into an electronic commerce arrangement with InteleTravel, an entity controlled by Michael S. Egan, under which we developed a Web community for InteleTravel in order for its travel agents to conduct business through our web site in exchange for access to InteleTravel customers for distribution of our products and services. We recognized revenue of $0.3 million for the year ended December 31, 1999 in connection with the InteleTravel agreement. There was no revenue recognized for the year ended December 31, 2000 or 1998.

     In addition, we have entered into a community agreement with ClikVacations.com, Inc., an entity controlled by Mr. Egan, whereby we agreed to co-brand certain of our products and services for use on the ClikVacations.com web site. Additionally, we agreed to sell advertising inventory related to these co-branded products and services in exchange for a portion of net advertising sales. We recognized revenue of $0.1 million in connection with the ClikVacations.com agreement for the year ended December 31, 1999. There was no revenue recognized for the year ended December 31, 2000 and 1998.

     Stockholders' Agreement. Messrs. Egan, Krizelman, Paternot and Cespedes, Ms. Arthur and Dancing Bear Investments, an entity controlled by Mr. Egan, entered into a stockholders' agreement under which Mr. Egan (the "Egan group") and Dancing Bear Investments agreed to vote for some nominees of Krizelman and Paternot (the "Krizelman and Paternot groups") to our board of directors and the Krizelman and Paternot groups agreed to vote for the Egan group's nominees to our board, who will represent a majority of our board.

     Additionally, under the terms of the stockholders' agreement, Messrs. Krizelman, Paternot and Cespedes and Ms. Arthur have granted an irrevocable proxy to Dancing Bear Investments with respect to any shares that may be acquired or beneficially owned by them upon the exercise of outstanding warrants transferred to each of them by Dancing Bear Investments. These shares will be voted by Dancing Bear

--------------------------------------------------------------------------------

Investments, which is controlled by Mr. Egan, and Dancing Bear Investments will have a right of first refusal upon transfer of these shares.

     The stockholders' agreement also provides:

     . Take-Along Rights. If the Egan group sells shares of our common stock (including shares issued upon exercise of options) and warrants (assuming the warrants have been exercised) representing 25% or more of our outstanding common stock, in any private sale, the Krizelman and Paternot groups, Mr. Cespedes and Ms. Arthur may be required to sell up to the same percentage of their shares as the Egan group sells.

     . Tag-Along Rights. If Dancing Bear Investments sells shares of our common stock (including shares issued upon exercise of options) or warrants (assuming the warrants have been exercised) representing 25% or more of our outstanding common stock, or the Krizelman and Paternot groups collectively sell shares or warrants representing 7% or more of our shares and warrants in any private sale, each other party to the stockholders' agreement, including entities controlled by them and their permitted transferees, may, at their option, sell up to the same percentage of their shares.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities and Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file certain reports regarding ownership of, and transactions in, our securities with the SEC and with The Nasdaq Stock Market, Inc. Such officers, directors, and 10% stockholders are also required to furnish theglobe with copies of all Section 16(a) forms that they file.

     Based solely on our review of copies of Forms 3 and 4 and any amendments furnished to us pursuant to Rule 16a-3(e) and Forms 5 and any amendments furnished to us with respect to the 2000 fiscal year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, we believe that, during the 2000 fiscal year, our officers and directors have complied with all Section 16(a) applicable filing requirements except with respect to a Form 4 for Todd Krizelman that was filed with the SEC on July 12, 2000, two days after it was required to be filed.

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                                       17

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors establishes our general compensation policies as well as the compensation plans and specific compensation levels for executive officers. A subcommittee of the Compensation Committee comprised of two independent, non-employee directors who have no interlocking relationships as defined by the SEC ("the Subcommittee"), administers our stock based incentive plans for executive officers.

     The Compensation Committee believes that the compensation of our executive officers, including the CEO, should be influenced by our performance. Employment agreements with certain of our executive officers establish base salary levels, and any salary increases are made in accordance with those agreements. Additional compensation in the form of cash bonuses or stock options is made in accordance with the employment agreements, where applicable, or at the discretion of the Compensation Committee, the Subcommittee, or the full Board, taking into account the contributions made by the executive officers to theglobe, as well as anticipated performance of theglobe in the coming year. The Compensation Committee believes that our executive officer salaries in 2000 did not exceed levels in the industry for similarly-sized businesses.

     In addition to salary, the Board or the Subcommittee, from time to time, grants options to executive officers. The Compensation Committee views option grants as an important component of its long-term, performance-based compensation philosophy. Since the value of an option bears a direct relationship to our stock price, the Compensation Committee believes that options motivate executive officers to manage us in a manner that will also benefit stockholders. As such, options are granted at the current market price. One of the principal factors considered in granting options to an executive officer is the executive officer's ability to influence our long-term growth and profitability.

     On May 31, 2000, the Company offered to substantially all of its employees, excluding executive officers and the Board of Directors, the right to cancel certain outstanding stock options and receive new options with an exercise price at the current fair market value of the stock. Options to purchase a total of 1,155,971 shares, approximately 20% of the options outstanding, were canceled and 856,213 new options were granted in their place at an exercise price of $1.594, which was based on the closing price of the Company's common stock on May 31, 2000. The new options vest at the same rate that they would have vested under previous option plans.

     During 2000, a total of 1,250,000 options were granted to the CEO in connection with his accepting employment at the Company and a total of 344,452 options were granted to the other executive officers.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Code was enacted in 1993 and generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by a corporation on the last day of the taxable year. Section 162(m), however, does not disallow a federal income tax deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders.

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                                       18

     The Committee has considered the tax deductibility of compensation under
Section 162(m). We generally have structured and intend to administer our stock based incentive plans with the intention that the resulting compensation may qualify as "performance-based compensation" and could be deductible. However, there can be no assurances and the Board has retained flexibility in this regard. It is not expected that any executive officer's compensation will be non-deductible in 2001 by reason of the application of Section 162(m). Compensation attributable to options granted under the 2000 Broad Based Employee Stock Option Plan will be subject to the deduction limitation of section 162(m).

                              Compensation Committee of the Board of Directors
                                             Robert M. Halperin
                                             Rosalie V. Arthur
                                             Henry C. Duques

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The audit committee of the board of directors operates under a written charter adopted by the board of directors. The members of the committee are Robert M. Halperin and Rosalie V. Arthur.

     Management is responsible for the company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee's responsibility is to monitor and oversee these processes.

     In this context, the audit committee has met and held discussions with management and the independent accountants. Management represented to the committee that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

     The company's independent accountants also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent accountants that firm's independence.

     Based upon the audit committee's discussion with management and the independent accountants and the audit committee's review of the representation of management and the report of the independent accountants to the committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in the company's annual report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                     Audit Committee of the Board of Directors
                                                  Robert M. Halperin
                                                  Rosalie V. Arthur

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                                       19

                                PERFORMANCE GRAPH

     The following graph shows a comparison of our cumulative total stockholder return, calculated on a dividend reinvested basis, from the end of the first trading day (November 13, 1998) following the initial public offering of our common stock, through December 31, 2000 for theglobe, the Nasdaq Stock Market Composite Index (the "Nasdaq Index") and the Hambrecht & Quist Internet Index (the "Internet Index"). The graph assumes that $100 was invested in our common stock, the Nasdaq Index and the Internet Index on November 13, 1998. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                                    [GRAPH]
                              PLOT POINTS TO COME

                                 11/13/98                    12/31/00
                                 --------                    --------
theglobe.com                        100                         0.89*
Nasdaq Index                        100                       133.69
Internet Index                      100                       188.98

The following table sets forth the range of high and low closing sales prices of our common stock for the periods indicated as reported by the NASDAQ Stock market:

Fiscal Quarter Ended                                  High         Low
---------------------                                 ----         ---
December 31, 2000 ................................   $ 0.94      $ 0.13
September 30, 2000 ...............................   $ 2.66      $ 0.72
June 30, 2000 ....................................   $ 6.44      $ 1.31
March 31, 2000 ...................................   $ 9.62      $ 5.75

December 31, 1998 (commencing November 13,
1998) ............................................   $31.75      $13.72

* Note: Our stock price on November 12, 1998 was $4.50. The closing price on the first trading day (November 13, 1998) was $31.75. The closing price on December 31, 2000 was $0.28.

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                                       20

                         STOCKHOLDER PROPOSALS FOR THE
                              2002 ANNUAL MEETING

     We welcome comments and suggestions from our stockholders. Here are the ways a stockholder may present a proposal for consideration by the other stockholders at our 2002 Annual Meeting:

     In our Proxy Statement. If a stockholder wants to submit a proposal for inclusion in our proxy statement and form of proxy under Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act") for the 2002 Annual Meeting of Stockholders, we must receive the proposal in writing on or before 5 p.m., Eastern time, January 2, 2002.

     At the Annual Meeting. Under our By-Laws, if a stockholder wishes to nominate a director or bring other business before the stockholders at the 2002 Annual Meeting, we must receive the stockholder's written notice not less than 60 days nor more than 90 days prior to the date of the annual meeting, unless we give our stockholders less than 70 days' notice of the date of our 2002 Annual Meeting. If we provide less than 70 days' notice, then we must receive the stockholder's written notice by the close of business on the 10th day after we provide notice of the date of the 2002 Annual Meeting. The notice must contain the specific information required in our By-Laws. A copy of our By-Laws may be obtained by writing to the Assistant Secretary. If we receive a stockholder's proposal within the time periods required under our By-Laws, we may choose, but are not required, to include it in our proxy statement. If we do, we may tell the other stockholders what we think of the proposal, and how we intend to use our discretionary authority to vote on the proposal.

     Delivering a Separate Proxy Statement. We will not use our discretionary voting authority if a stockholder submits a proposal within the time period required under our By-Laws, and also provides us with a written statement that the stockholder intends to deliver his/her own proxy statement and form of proxy to our stockholders. Persons who wish to deliver their own proxy statement and form of proxy should consult the rules and regulations of the SEC.

     All proposals should be made in writing and sent via registered, certified or express mail, to our executive offices, 120 Broadway, 22nd floor, New York, New York 10271, Attention: Assistant Secretary.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any other matters to come before the Annual Meeting. If any matter not mentioned in this proxy statement is properly brought before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to those matters in accordance with their judgment.

                                        By Order of the Board of Directors





                                        Stephanie Hauge
                                        Vice President, Chief Financial
                                        Officer, Treasurer and
                                        Assistant Secretary

New York, New York
May 8, 2001

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                                       21

PROXY                                                                     PROXY
-----                                                                     -----

                              theglobe.com, inc.
                (Solicited on behalf of the Board of Directors)

        The undersigned holder of common stock of theglobe.com, inc., revoking all proxies previously given, hereby constitutes and appoints Todd V. Krizelman and Stephan J. Paternot, and each of them Proxies, with full power of substitution and resubstitution, on behalf and in the name of the undersigned, to vote all of the undersigned's shares of the said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of theglobe.com, inc., to be held at the New York Hotel Pennsylvania (Penntop North Room), 401 7th Avenue, New York, NY 10001, Tuesday, June 5, 2001 at 8:30 a.m., local time, and at any adjournments or postponements thereof.

        The undersigned hereby acknowledges receipt of the Notice and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies previously given.

        Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Proxies on any other matter which may properly come before the meeting. Where no choice is specified, this Proxy will be voted FOR all listed nominees to serve as directors and FOR proposal 2.

           PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                              theglobe.com, inc.

                                 June 5, 2001




            \/  Please Detach and Mail in the Envelope Provided  \/

A [X]Please mark your
     votes as in this
     example using
     dark ink only.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MATTERS (1) AND (2) LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.

               FOR all nominees            WITHHOLD
               listed at right             AUTHORITY
            (except as marked to       to vote for all
             the contrary below)   nominees listed at right

1. Election of       [_]                     [_]  Nominees: Michael S. Egan
   seven (7)                                                Todd V. Krizelman
   directors, to                                            Stephan J. Palernot
   serve until                                              Edward A. Cespedes
   the 2002 Annual                                          Rosalie V. Arthur
   Meeting of Stockholders                                  Henry C. Duques
                                                            Robert M. Halperin


                                                        FOR   AGAINST   ABSTAIN
2. To approve the amendment of theglobe.com, inc.'s     [_]     [_]       [_]
   Certificate of Incorporation

3. Upon any and all other business that may properly come before the Annual Meeting.

This Proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1) and (2), unless the shareholder specifies otherwise, in which case it will be voted as specified.




SIGNATURE_____________ DATED_____, 2001  SIGNATURE_____________ DATED_____, 2001

NOTE: Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized partner.